NUMBER: 500988

CERTIFICATE
OF
CHANGE OF NAME

COMPANY ACT

I Hereby Certify that

ENTRÉE RESOURCES INC.

has this day changed its name to

ENTRÉE GOLD INC.
Issued under my hand at Victoria, British Columbia on October 09, 2002 /s/ John S. Powell JOHN S. POWELL Registrar of Companies PROVINCE OF BRITISH COLUMBIA CANADA